Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2023-USNCH17222 Registration Statement Nos. 333-270327; 333-270327-01 Dated May 16, 2023; Filed pursuant to Rule 433

Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due September , 2024
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying commodity:	West Texas Intermediate (“WTI”) light sweet crude oil futures
Stated principal amount:	$1,000 per security
Pricing date:	May 31, 2023
Issue date:	June 5, 2023
Valuation date:	August 30, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	September 5, 2024
Payment at maturity[1]:

For each $1,000 stated principal amount security you hold at maturity:

▪     If the final commodity price is greater than or equal to the trigger price:
$1,000 + the fixed return amount

▪     If the final commodity price is less than the trigger price:
$1,000 + ($1,000 × the commodity return)

If the final commodity price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $600.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial commodity price:	The commodity price of the underlying commodity on the pricing date
Final commodity price:	The commodity price of the underlying commodity on the valuation date
Commodity Price:	On any day, the settlement price per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX for the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.
Fixed return amount:	$110.00 per security (11.00% of the stated principal amount). You will receive the fixed return amount only if the final commodity price is greater than or equal to the trigger price

Commodity return:	The final commodity price minus the initial commodity price, divided by the initial commodity price
Trigger price:	60.00% of the initial commodity price
CUSIP/ISIN:	17331HNQ5 / US17331HNQ55
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000 095010323007360/dp193701_424b2-us2330041.htm

Hypothetical Payout at Maturity[1]
Change in the Underlying Commodity	Return on Securities
+50.00%	11.00%
+40.00%	11.00%
+30.00%	11.00%
+20.00%	11.00%
+10.00%	11.00%
0.00%	11.00%
-10.00%	11.00%
-20.00%	11.00%
-30.00%	11.00%
-40.00%	11.00%
-40.01%	-40.01%
-50.00%	-50.00%
-60.00%	-60.00%
-70.00%	-70.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $871.30 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Commodity

For more information about the underlying commodity, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	Investing in the securities is not equivalent to investing in WTI light sweet crude oil futures.
•	Your payment at maturity depends on the commodity price of the underlying commodity on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment.
•	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption.
•	The securities provide exposure to WTI light sweet crude oil futures and not direct exposure to crude oil.
•	Investments linked to commodities are subject to sharp fluctuations in settlement prices.
•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
•	The market price of WTI light sweet crude oil futures may change unpredictably and affect the value of the securities in unforeseen ways.
•	Changes in exchange methodology may affect the value of your securities.
•	Legal and regulatory changes could adversely affect the return on and value of your securities.
•	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.
•	Distortions or disruptions of market trading in WTI light sweet crude oil futures could adversely affect the value of and return on the securities.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying commodity.
•	The price of the underlying commodity may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.